MIDBRIDGE PRIVATE MARKETS FUND

INVESTMENT MANAGEMENT

AGREEMENT

This INVESTMENT MANAGEMENT AGREEMENT (the “Investment Management Agreement”), dated as of April 30, 2024, is between (i) MidBridge Private Markets Fund, a Delaware statutory trust (the “Fund”), and (ii) MidBridge Advisors LP, a Delaware limited partnership (the “Adviser”).

WHEREAS, the Fund is a closed-end management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Adviser is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

and

WHEREAS, the Fund desires to retain the Adviser to serve, and the Adviser wishes to serve as investment adviser with respect to the Fund with responsibility for management of the Fund’s assets;

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Fund and the Adviser, intending to be legally bound, hereby agree as follows:

1.	General.

(a)       The Fund hereby appoints the Adviser, and the Adviser hereby undertakes to act, as investment adviser to the Fund to provide investment advice and to perform for the Fund such other duties and functions as are hereinafter set forth, in each case in accordance with:

(i)	the provisions of the Act, the Advisers Act and the Internal Revenue Code of 1986, as amended, and in each case any rules or regulations thereunder;

(ii)	any other applicable provisions of state or federal law;

(iii)	the provisions of the governing documents of the Fund;

(iv)	policies and determinations of the Board of Trustees of the Fund (the “Board of Trustees” and each member of the Board of Trustees a “Trustee”);

(v)         the fundamental policies and investment restrictions of the Fund, as reflected in the Fund’s registration statement or as such policies may from time to time be amended by the Board of Trustees or, where necessary, by the Fund’s shareholders; and/or

(vi)        the Prospectus and Statement of Additional Information of the Fund in effect from time to time (collectively referred to as the “Disclosure Documents”).

(b)     The Fund shall provide the Adviser with the following information concerning the Fund: (i) cash flow estimates on request; (ii) notice of the Fund’s “investable funds” by 9:00 a.m. Eastern time on each business day; and (iii) as they are modified from time to time, current versions of the documents and policies referred to above. Except to the extent the Fund and the Adviser otherwise agree, references herein to the Fund include references to a subsidiary in respect of the rights and obligations and all other terms set forth in this Investment Management Agreement, as and to the extent applicable.

2.	Duties of the Adviser.

(a)       The Adviser shall, subject to the direction and control of the Board of Trustees, (i) formulate a continuing investment program for the Fund; (ii) manage the investment and reinvestment of the Fund’s assets in compliance with the Fund’s investment program and policies as set forth in the Fund’s registration statement; (iii) provide research and analysis relative to the investment program and objectives of the Fund; (iv) determine what investments will be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held in cash or cash equivalents; (v) review, supervise and administer the investment program of the Fund; and (vi) select and provide oversight of the Fund’s service providers including, but not limited to, the Chief Financial Officer, Chief Compliance Officer, and the Fund’s administrator, accountant, transfer agent and custodians. In furtherance of the foregoing duties, the Adviser shall have the right to designate members of any investment committee formed to approve investment decisions on behalf of the Fund (the “Investment Committee”). The Adviser shall, at its own expense, provide employees of the Adviser or its affiliates to serve as officers of the Fund as the Board of Trustees may request. The Adviser and the Board of Trustees may from time to time agree that the expense of certain officers of the Fund who may also be employees of the Adviser or its affiliates, including without limitation the Chief Compliance Officer of the Fund and any Assistant Chief Compliance Officers, will be borne in part by the Fund and in part by the Adviser or entirely by the Fund.

(b)       The Fund hereby constitutes and appoints the Adviser as the Fund’s true and lawful representative and attorney-in-fact, in the Fund’s name, place and stead, to make, execute, sign, acknowledge, and deliver all subscription and other agreements, contracts, and undertakings on behalf of the Fund as the Adviser may deem necessary or advisable for implementing the investment program of the Fund by purchasing, selling, and redeeming its assets and placing orders for such purchases and sales. The Fund may delegate to the Adviser, subject to revocation at the discretion of its Board of Trustees, the responsibility for voting proxies, and shareholder/member/partner votes and consents for entities that do not involve proxies, in each case, relating to Fund’s portfolio securities pursuant to written proxy voting policies and procedures established by the Adviser.

(c)       The Adviser shall provide advice and recommendations to the Board of Trustees and perform such review and oversight functions as the Board of Trustees may reasonably request, as to the continuing appropriateness of the investment objective, strategies and policies of the Fund, valuations of portfolio securities, and other matters relating generally to the investment program of the Fund. If requested by the Board of Trustees, the Adviser shall serve as the Fund’s “valuation designee” under Rule 2a-5 under the Act.

(d)       Subject to the provisions of this Investment Management Agreement, the Adviser shall have the authority to buy, sell or otherwise effect investment transactions for and in the name of the Fund with respect to the fund investments (“Fund Investments”), including without limitation, the power to enter into swap, futures, options and other agreements with counterparties as the Adviser deems appropriate from time to time in order to carry out the Adviser’s responsibilities hereunder. The Adviser shall provide the Fund with such evidence of actions taken by it on behalf of the Fund, including proxy voting, as may be necessary for the Fund to comply with the requirements of any law, rule, regulation or Commission position.

(e)       The Adviser shall provide to the Board of Trustees reports regarding the Fund’s operations and investments, on a quarterly or annual basis, as the Board of Trustees shall reasonably request or as required by applicable law or regulation.

(f)       The Adviser shall provide disclosure to the Fund regarding itself and its partners, officers, directors, shareholders, employees, affiliates or any person who controls any of the foregoing, including, but not limited to, information regarding any change in control of the Adviser or any change in its personnel that could affect the services provided by the Adviser to the Fund hereunder, information regarding any material adverse change in the condition (financial or otherwise) of the Adviser or any person who controls the Adviser information regarding the investment performance and general investment methods of the Adviser or its principals and affiliates relating to the Fund and the performance of the Adviser’s composite of accounts following the same or similar investment strategies as the Fund, information regarding the results of any examination conducted by the Commission or any other state or federal governmental agency or authority or any self- regulatory organization relating directly or indirectly to the services performed by the Adviser hereunder with respect to the Fund, and, upon request, other information that the Board of Trustees reasonably deems necessary or desirable to enable the Trustees to monitor the performance of the Adviser and information that is required, in the reasonable judgment of the Trustees and upon prior written request, to be disclosed in any filings required by any governmental agency or by any applicable law, regulation, rule or order.

(g)       The Adviser shall maintain such books and records as are required under the Act or other applicable law, based on the services provided by the Adviser pursuant to this Investment Management Agreement and as are necessary for the Adviser or the Fund to meet its record keeping obligations generally set forth under Section 31 of the Act and rules thereunder; and shall meet with any persons at the request of the Board of Trustees for the purpose of reviewing the Adviser’s performance under this Investment Management Agreement at reasonable times and upon reasonable advance written notice. The Adviser agrees that all records which it maintains relating to the Fund are property of the Fund, and the Adviser will surrender to the Fund any of such records or copies thereof upon the Fund’s request. The Adviser further agrees to preserve for the periods prescribed under the Act any such records as are required to be maintained by it pursuant to this Investment Management Agreement.

(h)       On each business day the Adviser shall provide to the Fund’s custodians information relating to all transactions concerning the Fund and shall provide to the Fund’s custodians, administrator and/or sub-administrator any such additional information as reasonably requested.

(i)        The Adviser agrees to reimburse the Fund for any reasonable costs associated with the production, printing and filing with the Commission (not including mailing costs) of supplements to the Disclosure Documents due to material changes caused by or relating to the Adviser.

(j)        As the Board of Trustees may request from time to time, the Adviser shall timely provide (i) information and commentary for the Fund’s annual and semi-annual reports and shall (A) certify that such information and commentary discuss the factors that materially affected the performance of the Fund, including the relevant market conditions and the investment techniques and strategies used, and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading and provide additional certifications related to the Adviser’s management of the Fund in order to support the Fund’s filings on Form N-CSR, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 under the Act; (ii) a quarterly certification, as well as any requested sub-certifications, with respect to compliance matters related to the Adviser and the Adviser’s management of the Fund; and (iii) an annual certification from the Adviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 under the Advisers Act, with respect to the design and operation of the Adviser’s compliance program.

(k)       The Adviser may delegate any of its duties and obligations hereunder to any affiliated person that is eligible to serve as an investment adviser to an investment company registered under the Act on such terms and conditions as it deems necessary or appropriate, provided that (i) the Board of Trustees consents to any such delegation and to the terms and conditions thereof, (ii) such delegation is pursuant to a written contract which receives prior approval by the Board of Trustees, which may not be materially amended without prior written approval of the Board of Trustees, and which provides for its automatic termination in the event this Investment Management Agreement is terminated for any reason, and (iii) such delegation is permitted by and in conformity with the Act. The Adviser shall be liable to the Fund for any loss or damage arising out of, in connection with, or related to willful misfeasance, reckless disregard or gross negligence of duties to the Fund, of any delegee utilized hereunder as if such delegee were a party hereto. The Adviser shall be solely responsible for compensating any delegee for services rendered, and the Fund may not be held responsible, or otherwise liable, for the payment of any amount due, or which may become due to any delegee.

3.	Other Activities and Investments.

(a)       The Adviser and its officers and employees shall devote so much of their time to the affairs of the Fund as in the judgment of the Adviser the conduct of its business shall reasonably require, and none of the Adviser or its affiliates shall be obligated to do or perform any act or thing in connection with the business of the Fund not expressly set forth herein.

(b)       The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser and its affiliates are free to render investment management or similar services to others. To the extent that affiliates of, or other accounts managed by, the Adviser invest in types of investments that limit the amount of assets and the number of accounts that they will manage or where capacity or access to such investment opportunity is otherwise constrained, the Adviser may be required to choose between the Fund and other accounts or affiliated entities in making allocation decisions. The Adviser will make allocation decisions in a manner it believes to be fair and equitable to each account under the circumstances. It is recognized that in some cases this may adversely affect the price paid or received by the Fund or the size or position obtainable for or disposed of by the Fund. Nothing herein contained in this Investment Management Agreement shall be deemed to preclude the Adviser or its affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding, or otherwise dealing with any co-investments in portfolio companies for the account of any such other business, for their own accounts, for any of their family members or for other clients in accordance with applicable law.

(c)       It is understood that the Adviser and any person controlled by or under common control with the Adviser may have advisory, management, service, or other contracts with other organizations and persons and may have other interests and business.

4.	Compensation

As full compensation for its services under this Investment Management Agreement, the Fund shall pay to the Adviser the following:

(a)       Investment Management Fee. The Fund agrees to pay the Adviser a fee (the “Investment Management Fee”), at an annual rate of 1.25% based on the value of the Fund’s Managed Assets (as defined below) calculated and accrued monthly as of the last business day of each month. “Managed Assets” means the total assets of the Fund (including any assets attributable to any borrowings or other indebtedness or preferred shares that may be issued) minus the Fund’s liabilities other than liabilities relating to borrowings or other indebtedness. For purposes of determining the Investment Management Fee payable to the Adviser, the value of the Fund’s Managed Assets will be calculated prior to the deduction of the Investment Management Fee and Incentive Fee (as defined below), if any, payable to the Adviser prior to giving effect to any purchases or repurchases of shares of the Fund (“Shares”) or any distributions by the Fund during the relevant period. The Investment Management Fee is payable in arrears within 5 business days after the completion of the net asset value (“NAV”) computation for the calendar quarter.

(b)       Incentive Fee. At the end of each calendar quarter of the Fund, the Adviser will be entitled to receive an Incentive Fee equal to 12.5% of the difference, if positive, between (i) the net profits of the Fund for the relevant period and (ii) the balance, if any, of the Loss Recovery Account (as defined below) at the start of the relevant period (the “Incentive Fee”). For the purposes of the Incentive Fee, the term “net profits” shall mean (i) the amount by which the NAV of the Fund on the last day of the relevant period exceeds the NAV of the Fund as of the commencement of the same period, including any net change in unrealized appreciation or depreciation of investments and realized income and gains or losses and expenses (including offering and organizational expenses) plus (ii) the aggregate distributions accrued during the period. Any Incentive Fee payable by the Fund that relates to an increase in value of the Fund’s Investments may be computed and paid on gain or income that is unrealized, and the Adviser is not obligated to reimburse the Fund for any part of an Incentive Fee it previously received. If a Fund Investment with an unrealized gain subsequently decreases in value, it is possible that such unrealized gain previously included in the calculation of an Incentive Fee will never become realized. Thus, the Fund could have paid an Incentive Fee on income or gain the Fund never received.

(i)         Loss Recovery Account. The Fund will maintain a memorandum account (“Loss Recovery Account”), which will have an initial balance of zero and will be (i) increased upon the close of each calendar quarter of the Fund by the amount of the net losses of the Fund for the quarter, and (ii) decreased (but not below zero) upon the close of each calendar quarter by the amount of the net profits of the Fund for the quarter. Net losses are defined as the amount by which the NAV of the Fund on the last day of the relevant period is less than the NAV of the Fund as of the commencement of the same period, including any net change in unrealized appreciation or depreciation of investments and realized income and gains or losses and expenses (including offering and organizational expenses). For the avoidance of doubt, any change in the NAV of the Fund directly as a result of subscriptions or repurchases during each measurement period are not included for purposes of the “net profits” or “net losses” calculations. The Adviser does not return to the Fund amounts paid to it on net profits that the Fund has not yet received in cash if such amounts are not ultimately received by the Fund in cash. If the Fund does not ultimately receive amounts in cash, a loss would be recognized, which would increase the amount of the Loss Recovery Account and reduce future Incentive Fee payments.

(ii)        Pro-Ration of Fees. If this Investment Management Agreement becomes effective or terminates before the end of any quarter, the Management and Incentive Fees shall be pro-rated based on the number of days the Investment Management Agreement was in effect during the quarter.

5.	Expenses

(a)       The Fund will be solely responsible for payment or reimbursement of its incurred or accrued organizational and operating expenses, including those set forth on Schedule A hereto. To the extent that the Adviser pays any such expenses, such payment will be treated as an advance to be reimbursed by the Fund. The Adviser will bear all of its expenses incurred in connection with the performance of its services under this Investment Management Agreement that are not reimbursed by the Fund in accordance with Schedule A.

(b)       Expense Limitation Agreement. From time to time, the Adviser may agree to voluntarily limit Fund expenses pursuant to an expense limitation agreement (the “Expense Limitation Agreement”). In the event the Adviser’s reimbursement obligations under Expense Limitation Agreement exceeds the Investment Management Fee and the Incentive Fee payable by the Fund pursuant to an Expense Limitation Agreement or otherwise, the Adviser may contribute such excess to the Fund.

6.	Portfolio Transactions and Brokerage.

(a)       The Adviser shall place orders with or through such brokers or dealers (herein, “broker-dealers”), futures commission merchants or other persons (including, but not limited to, broker-dealers that are affiliated with the Adviser) as may be selected by the Adviser to the extent permitted by applicable laws, regulations and exemptive orders. The Adviser may effect the purchase and sale of securities in private transactions on such terms and conditions as are customary in such transactions, may use a broker-dealer to effect said transactions, and may enter into a contract in which the broker-dealer acts either as principal or as agent.

(b)       On occasions when the Adviser deems the purchase or sale of a security or other investment to be in the best interest of the Fund as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable laws, regulations and exemptive orders, may, but shall be under no obligation to, aggregate the securities or other investments to be sold or purchased in order to seek best execution. In such event, the Adviser will make allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Adviser considers to be consistent with its fiduciary obligations to the Fund and to such other clients.

(c)       The Adviser shall select broker-dealers to execute the Fund’s portfolio transactions on the basis of its estimate of their ability to obtain best competent execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best competent execution of particular portfolio transaction(s) will be judged by the Adviser on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Fund’s portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; receipt of brokerage and research services available from or through the broker-dealer in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund; and any other considerations of which the Adviser may notify the Adviser from time to time. Subject to such policies as the Board of Trustees may determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Investment Management Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund and to other clients of the Adviser as to which the Adviser exercises investment discretion.

(d)       The Adviser hereby agrees with the Fund that any entity or person associated with the Adviser which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder.

7.	Representations and Warranties of the Adviser.

The Adviser hereby represents and warrants to the Fund that:

(a)       The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Investment Management Agreement remains in effect; (ii) is not prohibited by the Act or the Advisers Act from performing the services contemplated by this Investment Management Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred and correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund; (v) has met and will seek to continue to meet for so long as this Investment Management Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; (vi) has the authority to enter into and perform the services contemplated by this Investment Management Agreement; and (vii) will promptly notify the Fund of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Act or otherwise.

(b)       The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Fund with a copy of the code of ethics.

(c)       There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Adviser or any of its principals or affiliates is a party, or to which any of the assets of the Adviser is subject, which reasonably might be expected to (i) result in any material adverse change in the Adviser’s condition (financial or otherwise), business or prospects; (ii) affect adversely in any material respect any of the Adviser’s assets; (iii) materially impair the Adviser’s ability to discharge its obligations under this Investment Management Agreement; or (iv) result in a matter which would require an amendment to the Adviser’s Form ADV Part 2; and the Adviser has not received any notice of an investigation by the Commission or any state regarding U.S. federal or state securities laws, regulations or rules.

(d)       All references in the Disclosure Documents concerning the Adviser and its affiliates and the controlling persons, affiliates, stockholders, members, directors, officers and employees of any of the foregoing provided or approved by the Adviser for use in the Disclosure Documents, as well as all performance information provided or approved by the Adviser for such use, are accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information not misleading.

(e)       The Adviser has supplied to, or made available for review by, the Fund (and if requested by the Fund to its designated auditor) all documents, statements, agreements and workpapers reasonably requested by it relating to accounts covered by the Adviser’s performance results and which are in the Adviser’s possession or to which it has access.

The foregoing representations and warranties shall be continuing and be deemed repeated at and as of all times during the term of this Investment Management Agreement.

8.	Representations and Warranties of the Fund.

The Fund represents and warrants to the Adviser the following:

(a)       The Fund has all requisite organizational power and authority under applicable state law and federal securities laws to execute, deliver and perform this Investment Management Agreement.

The foregoing representations and warranties shall be continuing during the term of this Investment Management Agreement.

9.	Covenants of the Adviser.

(a)       If at any time during the term of this Investment Management Agreement, the Adviser discovers any fact or omission, or any event or change of circumstances occurs, which would make the Adviser’s representations and warranties in Section 6 inaccurate or incomplete in any material respect, or which might render the Disclosure Documents untrue or misleading in any material respect, the Adviser will provide prompt written notification to the Fund and the Adviser of any such fact, omission, event or change of circumstances, and the facts related thereto.

(b)       The Adviser agrees that, during the term of this Investment Management Agreement, it will provide the Fund with updated information relating to the Adviser’s performance results with respect to the Fund and other clients with the same or similar investment strategies as the Fund (subject to applicable restrictions on the release of client confidential information) as may be reasonably requested from time to time by the Fund as necessary to enable the Fund to comply with its obligations under the Act. The Adviser shall provide such information within a reasonable period of time after the end of the month to which such updated information relates.

(c)       The Adviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Fund or any of its affiliates in offering, marketing or other promotional materials without the prior written consent of the Fund.

10.	Certain Other Interests.

It is understood that any of the investors, Trustees, officers, and employees of the Fund may be an investor, director, officer or employee of, or be otherwise interested in, the Adviser and in any person controlled by or under common control with the Adviser and that the Adviser and any person controlled by or under common control with the Adviser may have an interest in the Fund. It is also understood that the Adviser and any person controlled by or under common control with the Adviser may have advisory, management, service, or other contracts with other organizations and persons and may have other interests and business.

11.	Duration.

Unless terminated earlier pursuant to Section 12 hereof, this Investment Management Agreement shall remain in effect until two years from the date first above written. Thereafter it shall continue in effect from year to year, so long as such continuance shall be approved at least annually by the Board of Trustees or by the holders of a majority of the outstanding voting securities of the Fund, and in either case by a majority of the Trustees of the Fund who are not parties to this Investment Management Agreement or interested persons of any such party cast in person (to the extent required by applicable law) at a meeting called for the purpose of voting on such approval.

12.	Indemnification.

(a)       In the absence of willful misfeasance or gross negligence on the part of the Adviser, reckless disregard of its obligations and duties hereunder or material breach of its obligations under this agreement, the Adviser shall not be subject to any liability to the Fund or to any shareholder of the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder. The Fund shall, to the fullest extent permitted by law, indemnify and save harmless the Adviser its affiliates and any of their respective partners, members, directors, officers, employees and shareholders (collectively, the “Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs and expenses, that are incurred by any Indemnitee and that arise out of or in connection with the performance or non-performance of or by the Indemnitee of any of the Adviser’s responsibilities hereunder, provided that an Indemnitee shall be entitled to indemnification hereunder only if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Fund; provided, however, that no Indemnitee shall be indemnified against any liability to the Fund or its shareholders by reason of willful misfeasance, gross negligence or reckless disregard of the Indemnitee’s duties under this Investment Management Agreement.

(b)       Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Fund in advance of the final disposition of a proceeding upon receipt by the Fund of an undertaking by or on behalf of the Indemnitee to repay amounts so paid by the Fund if it is ultimately determined that indemnification of such expenses is not authorized under this Investment Management Agreement.

(c)       Notwithstanding anything in this Investment Management Agreement to the contrary, in no event shall the Adviser be liable to the Fund or to any third party for special, punitive or consequential damages arising, directly or indirectly from this Investment Management Agreement, even if said party has been advised by the Adviser party of the possibility of such damages.

(d)       In the event either party is unable to perform its obligations under the terms of this Investment Management Agreement, despite having taken commercially reasonable precautions, because of acts of God, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, war, acts of terrorism or other conflicts, government acts, pandemic or health emergency or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes. The Adviser and the Fund shall notify each other as soon as reasonably possible following the occurrence of an event described in this Sub-Section.

13.	Termination.

(a)	This Investment Management Agreement shall terminate automatically upon its assignment (within the meaning of the Act) or the dissolution of the Fund.

(b)        This Investment Management Agreement may be terminated by the Board of Trustees: (i) by written notice to the Adviser with immediate effect, if the Adviser’s registration under the Advisers Act is suspended, terminated, lapsed or not renewed; (ii) by written notice to the Adviser with immediate effect, if the Adviser is bankrupt or insolvent, seeks an arrangement with creditors, is dissolved or terminated or ceases to exist; (iii) by written notice to the Adviser with immediate effect, if the Board of Trustees determines for any reason that such termination is appropriate for the protection of the Fund, including without limitation a determination by the Board of Trustees that the Adviser has breached an obligation or duty under this Investment Management Agreement that, if capable of being cured, is not cured within 30 days of receipt of notice of such breach from the Fund; or (iv) in its sole discretion, without penalty, upon sixty (60) days prior written notice to the Adviser. This Investment Management Agreement also may be terminated at any time, without penalty, by the vote of the holders of a majority of the outstanding voting securities of the Fund. Termination of this Investment Management Agreement shall not affect the Adviser’s right to receive any compensation or expense reimbursement due to the Adviser under the terms of this Investment Management Agreement with respect to periods or portions thereof ending on or prior to the date of such termination.

(c)	This Investment Management Agreement may be terminated by the Adviser without penalty at any time, upon sixty (60) days prior written notice, to the Fund.

(d)       In the event of termination of this Investment Management Agreement, all compensation due to the Adviser through the date of termination will be calculated on a pro rata basis through the date of termination and paid promptly after the next succeeding month’s end.

14.	Notice.

Any notice under this Investment Management Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, or sent by facsimile or electronically, to the other party at the addresses below or such other address as such other party may designate for the receipt of such notice.

If to the Adviser:	MidBridge Advisors LP
101 University Boulevard, Suite 310
Denver, Colorado 80206
(303) 454-5453
gfitzgerald@mbclp.com
Attention: Garrett Fitzgerald

If to the Fund:	MidBridge Private Markets Fund101 University Boulevard, Suite 310
Denver, Colorado 80206
(303) 454-5453
gfitzgerald@mbclp.com
Attention: Garrett Fitzgerald

15.	Amendments to this Investment Management Agreement.

This Investment Management Agreement may be amended by mutual agreement in writing, subject to approval by the Board of Trustees and the Fund’s shareholders to the extent required by the Act.

16.  Use of Name, Mark and Logo. The Adviser agrees that the “MidBridge” name may be used in the name of the Fund and that the “MidBridge” and “MBC” and “Millennium Bridge Capital” and “MidOcean” and “MidOcean Partners” names, together with any related logos and any service marks containing such names, may be used in connection with the Fund’s business only for so long as this Agreement (including any continuance or amendment hereof) remains in effect and that such use shall be royalty free.

The Adviser shall be entitled to approve each such use of the MidBridge and MBC and Millennium Bridge Capital and MidOcean and MidOcean Partners names, logos and service marks by the Fund, which approval shall not be unreasonably withheld or delayed. At such time as this Agreement shall no longer be in effect, the Fund will cease such use. The Fund acknowledges that it has no rights to such names, service marks or logos other than those granted in this paragraph and that the Adviser reserves to itself the right to grant the non-exclusive right to use such names. service marks and logos to any other person.

17.	Governing Law.

This Investment Management Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware that are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder and without giving effect to principles of conflicts of laws and in accordance with the applicable provisions of the Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

18.	Survival.

The provisions of this Investment Management Agreement shall survive the termination or other expiration of this Investment Management Agreement with respect to any matter arising while this Investment Management Agreement was in effect.

19.	Independent Contractor.

For all purposes of this Investment Management Agreement, the Adviser shall be an independent contractor and not an employee or dependent agent of the Fund; nor shall anything herein be construed as making the Adviser a partner or co-venturer with the Manager, the Fund or any of their respective affiliates or clients. Except as provided in this Investment Management Agreement, the Adviser shall have no authority to bind, obligate, or represent the Fund.

20.	Entire Agreement.

This Investment Management Agreement constitutes the entire agreement among the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding on the parties hereto.

21.	No Waiver.

No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

22.	Defined Terms.

For the purposes of this Investment Management Agreement, the terms “affiliated person,” “interested person,” “assignment,” and “majority of the outstanding voting securities” shall have their respective meanings defined in the Act, subject, however, to such rules, exemptions, and interpretations as may be adopted, granted, or published by the Commission from time to time.

23.	Captions.

The captions in this Investment Management Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

24.	Severability.

If any one or more provisions in this Investment Management Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Investment Management Agreement, but this Investment Management Agreement shall be construed so as to effectuate the intent of the parties hereto as nearly as possible without giving effect to such invalid, illegal or unenforceable provision as if such provision had never been contained herein.

25.	Counterparts.

This Investment Management Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Fund, the Adviser and the Fund have caused this Investment Management Agreement to be executed as of the day and year first above written.

MIDBRIDGE ADVISORS LP

By:	/s/ John Fitzgerald
Name:	John Fitzgerald
Title:	Chief Executive Officer

MIDBRIDGE PRIVATE MARKETS FUND

By:	/s/ Andrew Spring
Name:	Andrew Spring
Title:	Vice President

Schedule A to Investment Management Agreement

Capitalized terms not otherwise defined herein have the same meaning as set forth in the Prospectus. Capitalized terms used but not defined in this Investment Management Agreement have meanings ascribed to them.

The Fund bears all expenses and costs incurred (as well as those incurred by a special purpose vehicle established by the Adviser on behalf of the Fund and any Subsidiary wholly-owned and controlled by the Fund) in the conduct of the Fund’s business, including, without limitation the following:

(a)	all out-of-pocket expenses incurred in connection with the conduct of the Fund’s investment program, including, but not limited to: (i) any fees and expenses related to identifying, developing, evaluating, negotiating, structuring, obtaining regulatory approvals for, purchasing, trading, settling, monitoring, holding and disposing of Fund Investments (including potential investments that are not ultimately made), (ii) due diligence costs and expenses (which shall include costs and expenses relating to due diligence of and bidding on investment opportunities and attendance at investor meetings by one or more representatives of the Adviser), (iii) any travel and accommodation expenses incurred, (iv) all fees and expenses due to any legal, financial, accounting, consulting, or other advisers, (v) all fees, costs and expenses of lenders, investments banks and other financing sources in connection with arranging financing for a proposed investment that is not ultimately made, (vi) risk management expenses, (vii) any fee, deposit or down payments of cash or other property that are paid or forfeited in connection with a proposed investment that is not ultimately made and travel costs associated with monitoring of Fund Investments, (viii) all fees and expenses incurred in co-investment transactions including investment management and incentive fees paid to sponsors of co-investments and (ix) to the extent not included above, costs incurred with respect to Direct Credit Investments;

(b)	legal, accounting, tax, consulting, depositary, valuation and other expenses relating to the administration and operation (including investment operations) of the Fund, including the cost of any third-party or affiliated administrators, fund accountants, advisors (including, for example, lawyers, accountants, consultants, experts and specialists), transfer agents, depositaries, information management systems (whether maintained at the Adviser or not) and data or other service providers and/or vendors, which costs may include an allocable share of the salaries and overhead of employees of affiliates of the Adviser who provide these services to the Fund;

(c)	audit and certification fees and expenses and the costs of printing and distributing related reports;

(d)	principal, interest and other expenses associated with any borrowings or other financing by the Fund (including costs and expenses of lenders, investment banks and other financing sources in connection with the arranging of such borrowings and any related expenses or professional fees incurred in connection with any procedure reports for lenders and any indemnification obligations);

(e)	the Investment Management Fee and Incentive Fee;

(f)	Distribution and Servicing fees;

(g)	Distributor costs;

(h)	fees and expenses of Trustees not also serving in an executive officer capacity for the Fund or the Adviser and the fees and expenses of independent counsel thereto, and the costs and expenses of holding any meetings of the Board or investors of the Fund that are regularly scheduled, permitted, or required to be held under the terms of the fund’s governing documents, the 1940 Act, or other applicable law;

(i)	the cost of effecting sales and repurchases of Shares and other securities;

(j)	costs incurred in connection with investor reporting and preparing, printing and distributing reports and other communications, including repurchase offer correspondence or similar materials, to Shareholders and potential investors, including information technology costs related thereto;

(k)	insurance, indemnity and litigation expenses, including the cost of liability insurance and a fidelity bond for the Fund and directors and officers’ liability insurance, cybersecurity insurance, and any related premiums;

(l)	the cost and expenses associated with applicable legal, tax, regulatory and statutory requirements, including compliance with any Fund-related agreements and agreements with investors and any audit by a regulatory authority;

(m)	the compensation of the Fund’s Chief Compliance Officer and the salary of any compliance personnel of the Adviser and its affiliates who provide compliance-related services to the Fund, provided such salary expenses are properly allocated between the Fund and other affiliates, as applicable, and any costs associated with the monitoring, testing and revision of the Fund’s compliance policies and procedures required by Rule 38a-1 under the 1940 Act and the compensation of officers who are not employees or affiliated persons of the Adviser, such as the Fund’s Chief Financial Officer, Principal Executive Office, and Principal Financial Officer;

(n)	any and all fees and expenses associated with any third-party examinations or audits (including other similar services) of the Fund or the Adviser that are attributable to the operation of the Fund;

(o)	all taxes and any fees or other governmental charges levied against the Fund;

(p)	all custody, transfer, registration and similar expenses incurred by the Fund and all brokerage and finders’ fees and commissions and discounts incurred by the Fund in connection with the Fund’s operations, activities, investments or business;

(q)	all initial organizational and initial and ongoing offering costs, fees and expenses and the marketing of, and sale and offering of, the Shares, including legal, accounting, valuation, filing, capital raising, travel and accommodations incurred, and printing expenses;

(r)	costs associated with reporting and compliance obligations under applicable federal and state securities laws, including compliance with the 1940 Act and the Sarbanes-Oxley Act of 2002;

(s)	recordkeeping, custody and transfer agency fees and expenses of the Fund;

(t)	all costs associated with any restrictions or reorganization of any of the Fund’s Investments;

(u)	all expenses of computing the Fund’s NAV, including any equipment or services obtained for the purpose of valuing the Fund’s Investment portfolio, including appraisal and valuation services provided by third parties;

(v)	all other expenses incurred by the Fund in connection with the operation and administration of the Fund’s business;

(w)	all applicable sales loads;

(x)	all applicable Early Repurchase Fees;

(y)	all fees associated with the Master Services Agreement and Compliance and PFO Services Agreement;

(z)	all fees associated with the Custodians;
(aa)	any extraordinary expenses (as discussed below); and

(bb)	such other types of expenses as may be approved from time to time by the Board.

Extraordinary expenses includes all expenses incurred by the Fund, as applicable, outside of the ordinary course of its business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the rights against any person or entity; costs and expenses for indemnification or contribution payable to any person or entity (including, without limitation, pursuant to the indemnification obligations described under “SUMMARY OF THE AGREEMENT AND DECLARATION OF TRUST–Limitation of Liability; Indemnification” in the Prospectus); expenses of a reorganization, restructuring or merger, as applicable; expenses of holding, or soliciting proxies for, a meeting of shareholders (except to the extent relating to items customarily addressed at an annual meeting of a registered closed-end management investment company); and the expenses of engaging a new administrator, custodian, transfer agent or escrow agent.